Exhibit 99.1
NEWS RELEASE

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

FOR IMMEDIATE RELEASE

School Specialty Announces Financial Results for its Short Year 2015 Second Quarter

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SY 2Q15 Revenues increased $6.5 million or 2.7%.

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SY 2Q15 SG&A expenses declined $6.7 million or 9.9%.

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SY 2Q15 Adjusted EBITDA of $34.7 million improved by $4.5 million or 14.9%.

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Management raises CY15 guidance based on stronger performance through SY15 YTD.

GREENVILLE, Wis., December 2, 2015 – School Specialty, Inc. (OTCQB: SCOO) (“School Specialty”, “SSI” or “the Company”), a leading distributor of supplies, furniture and both curriculum and supplemental learning resources to the education marketplace, today announced its financial results for the quarter ended October 24, 2015.

School Specialty previously announced a change in its fiscal year end from the last Saturday in April to the last Saturday in December.  As a result, the Company plans to report its financial results for the period of April 26, 2015 to December 26, 2015 (“Short Year 2015”) on a transition report on Form 10-K.

Joseph M. Yorio, President and Chief Executive Officer of School Specialty stated, “We improved our top- and bottom-line results for both the quarter and six-month periods and most importantly, delivered for our customers.  The steps we took to enhance our Fulfillment Centers resulted in one of the best peak-seasons we’ve had from an operational standpoint, and helped drive further cost savings and efficiencies.   Additionally, our realigned sales force, coupled with the continued build-out of our inside sales team, contributed to increased revenues, primarily in the Furniture category.  We also continue to benefit from improved market dynamics for new school construction and remodeling, which helped drive double-digit revenue gains in our Furniture offering.  Our team remains focused on growing our core product lines, while expanding into new markets, such as Healthcare with our newly established partnership with Amerinet.  Given the improvements realized in this Short Year 2015, we believe the Company is well-positioned for organic growth in the years ahead.”

Yorio continued, “Our transition to a one-SSI model late last year has also benefited our customers as we’re better leveraging resources across the Company and consistently delivering the products and services they need on a timely basis.  We see further opportunities to enhance efficiencies and lower our cost structure, though we intend to continue to strategically invest in growth-driven initiatives.  Over the past year, we’ve increased operating income, Adjusted EBITDA and free cash flow. This has truly been a team effort.  The management team and all of our approximately 1,160 employees remain committed to driving continuous improvements in our business, while building a world-class distribution platform that will enable us to grow and improve profitability over the long-term.  We look forward to reporting on our progress in FY16.”

Short Year 2015 Second Quarter Results (compares three months ended October 24, 2015 and October 25, 2014)

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Revenues were $245.1 million, an increase of $6.5 million or 2.7% as compared to revenues of $238.7 million reported for the comparable year-ago period.  Distribution segment revenues decreased by $0.5 million or 0.2%.  Within the Distribution segment, Furniture revenue increased by $15.5 million, which offset declines in other categories, most notably a decline of $10.1 million and $3.6 million in the Supplies and Agendas categories, respectively.  The decline in the Supplies category during the Short Year 2015 second quarter was primarily timing related as a higher percentage of back-to-school orders shipped in the first quarter of Short Year 2015 as compared to the year-ago period as a result of improved Fulfillment Center efficiencies.  Additionally, approximately $1.5 million of the Agendas revenue decline was related to foreign exchange translation associated with a relative decline in the value of the Canadian dollar.  Curriculum segment revenues increased $6.9 million, or 22.5%, as revenue in the Science category increased $7.3 million driven by a combination of strong customer acceptance of new curriculum products, as well as timing of order shipments, as a greater portion of the segment’s back-to-school orders occurred in this year’s second quarter.

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Gross margin was 36.1% as compared to 36.4%, a decline of 30 basis points (“bps”).  Distribution segment gross margin was 32.6% as compared to 34.2%.  The decline in the Distribution segment gross margin was primarily related to a change in product mix, as Supplies and Agenda revenues declined for the comparable periods and Furniture revenues increased substantially.  Additionally, the impact of the weaker Canadian dollar versus the U.S. dollar contributed to a 70 bps decline in gross margin.  These declines were partially offset by an overall improved gross margin rate at the product category level.  Curriculum segment gross margin was 55.3% as compared to 51.1%, an increase of 420 bps.  A decrease in product development amortization of $0.9 million, combined with increased revenue over which the amortization is spread, resulted in a 410 bps gross margin improvement.  The remaining 10 bps improvement was related to improved product category level gross margins, particularly in Science, partially offset by a year-over-year change in mix.

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SG&A expenses were $61.2 million as compared to $67.9 million, a decrease of $6.7 million or 9.9%.  SG&A attributable to the Distribution and Curriculum segments decreased $4.1 million.  This improvement was primarily related to a $3.8 million reduction in compensation and benefit costs associated with lower headcount, reductions in variable outbound transportation costs, catalog expenses, and depreciation and amortization expense also had a favorable impact on SG&A.  These cost reductions were partially offset by $2.0 million of incremental incentive compensation as well as incremental expenses related to outsourcing initiatives.  Corporate SG&A declined by $2.6 million, primarily due to a decrease in transition expenses associated with fulfillment activities in last year’s second quarter and consulting fees associated with process improvement initiatives which did not recur in the current Short Year period.

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Operating income was $26.8 million as compared to $17.0 million, an increase of $9.8 million, or 57.7%, as the result of higher revenues and lower SG&A costs in the current quarter.

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Net income was $19.8 million as compared to $11.9 million, a $7.9 million or 66.4% improvement, driven by higher revenues, lower SG&A costs and a reduction of $3.9 million in restructuring-related charges.

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Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) was $34.7 million as compared to $30.2 million, an improvement of $4.5 million or 14.9%.

Short Year 2015 Six Month Results (compares the six months ended October 24, 2015 and October 25, 2014)

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Revenues were $444.7 million, an increase of $6.5 million or 1.5% as compared to revenues of $438.1 million reported for the comparable year-ago period.  Distribution segment revenues increased by $3.5 million or 0.9%.  Driving the year-over-year improvement in the Distribution segment were higher Furniture revenues, which increased $19.4 million. A strong market for new school construction and remodeling, new product introductions, and more effective sales and marketing programs contributed to the increase.  This was partially offset by a decline in the Supplies, AV Tech and Agendas product categories.  While Agenda revenue decreased $8.1 million, approximately $1.6 million of the decline in the six-month period was related to foreign exchange translation associated with a weaker Canadian dollar.  Curriculum segment revenues increased $3.0 million, or 4.8%, as revenues in the Science category increased $4.0 million, driven by strong demand for the Company’s new curriculum offerings, and this more than offset a $1.0 million decline in Reading revenues.

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Gross margin was 37.5% as compared to 37.7%, a decline of 20 bps.  Distribution segment gross margin was 34.4% as compared to 35.5%.  The 110 bps decline in the Distribution segment gross margin was primarily related to a change in product mix, as Supplies and Agenda revenues declined for the comparable periods and Furniture revenues increased substantially.  Additionally, the impact of a weaker Canadian dollar versus the U.S. dollar contributed to a 50 bps decline in gross margin.  Curriculum segment gross margin was 54.8% as compared to 51.1%, an increase of 370 bps.  A decrease in product development amortization of $2.1 million resulted in 360 bps of gross margin improvement.  Additionally, improved product margins within the Science category resulted in approximately 80 bps of gross margin improvement, and this was partially offset by a shift in mix towards Science versus Reading.

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SG&A expenses were $118.9 million as compared to $129.8 million, a decrease of $10.9 million or 8.4%.  SG&A attributable to the Distribution and Curriculum segments decreased $6.2 million, primarily as a result of lower compensation and benefit costs due to a reduction in headcount, as well as lower variable outbound transportation costs, catalog expenses, and depreciation and amortization expense.  These expenses reductions were partially offset by incremental incentive compensation expenses in the current year’s period and incremental expenses related to select outsourcing initiatives.  Corporate SG&A declined by $4.7 million, primarily as a result of lower transition expenses associated with fulfillment activities and lower consulting fees associated with process improvement initiatives, which did not recur in the current Short Year period.

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Operating income was $46.9 million as compared to $33.5 million, an increase of $13.4 million or 40.0%, driven primarily by higher revenues and lower SG&A costs in the current quarter.

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Net income was $34.8 million as compared to $22.9 million, an $11.9 million or 52.0% improvement, driven by a combination of higher revenues, lower SG&A costs and product development amortization, and a reduction in restructuring related charges.

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Adjusted EBITDA was $62.0 million as compared to $57.4 million, an improvement of $4.6 million or 8.0%.

Financial Outlook

The Company also provided further updates on its outlook for CY15 (December 28, 2014 – December 26, 2015).  Prior revenue guidance for CY15 was anticipated to be consistent with CY14 ($622.7 million).  Based on the Company’s revised outlook, total CY15 revenues are now anticipated to be up over CY14 by approximately 1.4% to 1.7%, and gross profit margins are anticipated to decline approximately 120 bps versus prior guidance of a decline of 150 bps.  SG&A expenses are now expected to decline by approximately 4.0% versus prior guidance of a decline of 3.0%.  As a result of the improved outlook for both revenue and operating costs, the Company now anticipates CY15 Adjusted EBITDA to be approximately $45.0 - $46.0 million, representing year-over-year growth of 17.5%-20%.  The Company anticipates the improvement to leveraged free cash flow to be on the high end of the $11 - $13 million range from its previous guidance.  Additional information on the Company’s revised outlook can be found in the investor presentation on page 20, which will be published shortly under the Investor Relations section of the Company’s website.

School Specialty will be hosting a teleconference and webcast tomorrow, December 3, 2015 at 10:00 a.m. ET to discuss its results of operations and outlook.  Speaking from management will be Joseph M. Yorio, President and Chief Executive Officer and Ryan M. Bohr, Executive Vice President and Chief Financial Officer.

Conference Call Information

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Toll-free number: 877-266-0479 / International number: 920-663-6267 / Conference ID: 90173241

For those who will be unable to participate, a teleconference replay will be available approximately five hours after the completion of the call and will last for one week (12/3/15 – 12/10/15).

Replay Information

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Replay: 855-859-2056 / International replay: 404-537-3406 / Conference ID: 90173241

Interested parties can also participate in the live webcast or can access the archived call shortly thereafter, by visiting the School Specialty website in the Investor Relations section at http://investors.schoolspecialty.com.

About School Specialty, Inc.

School Specialty is a leading distributor of innovative and proprietary products, programs and services to the education marketplace.  The Company designs, develops, and provides educators with the latest and very best school supplies, furniture and both curriculum and supplemental learning resources.  Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.  For more information about School Specialty, visit www.schoolspecialty.com.

Statement Concerning Forward-Looking Information

Any statements made in this press release about School Specialty’s future financial condition, results of operations, expectations, plans, or prospects, including the information under the heading “Financial Outlook” constitute forward-looking statements.  Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," “projects,” “should,” "targets" and/or similar expressions.  These forward-looking statements are based on School Specialty's current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty's Annual Report on Form 10-K for the fiscal year ended April 25, 2015, which factors are incorporated herein by reference.  Any forward-looking statement in this release speaks only as of the date in which it is made.  Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

Company Contact

Investor and Media Relations Contact

Ryan Bohr

Glenn Wiener

Ryan.Bohr@SchoolSpecialty.com

IR@SchoolSpecialty.com

Tel: 920-882-5868

Tel: 212-786-6011

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SCHOOL SPECIALTY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

Unaudited

	Three Months Ended October 24, 2015	Three Months Ended October 25, 2014	Six Months Ended October 24, 2015	Six Months Ended October 25, 2014

Revenues	$ 245,148	$ 238,670	$ 444,678	$ 438,139
Cost of revenues	156,615	151,848	278,143	272,751
Gross profit	88,533	86,822	166,535	165,388
Selling, general and administrative expenses	61,157	67,893	118,891	129,835
Restructuring charges	587	1,929	779	2,062
Operating income (loss)	26,789	17,000	46,865	33,491
Other expense:
Interest expense	4,871	5,206	9,909	10,481
Loss on prepayment of long-term indebtedness	200	-	200	-
Loss on early extinguishment of debt	877	-	877	-
Reorganization items, net	-	-	-	271
Change in fair value of interest rate swap	(58)	42	(116)	29
Income before provision for income taxes	20,899	11,752	35,995	22,710
Provision for (benefit from) income taxes	1,074	(171)	1,212	(227)
Net income	$ 19,825	$ 11,923	$ 34,783	$ 22,937

Weighted average shares outstanding:
Basic	1,000	1,000	1,000	1,000
Diluted	1,000	1,000	1,000	1,000

Net Income per Share:
Basic	$ 19.83	$ 11.92	$ 34.78	$ 22.94
Diluted	$ 19.83	$ 11.92	$ 34.78	$ 22.94

	Three Months Ended October 24, 2015	Three Months Ended October 25, 2014	Six Months Ended October 24, 2015	Six Months Ended October 25, 2014
Adjusted Earnings before interest, taxes, depreciation, amortization, bankruptcy related costs, restructuring and impairment charges (EBITDA) reconciliation:
Net income	$ 19,825	$ 11,923	$ 34,783	$ 22,937
Provision for (benefit from) income taxes	1,074	(171)	1,212	(227)
Reorganization items, net	-	-	-	271
Restructuring costs	587	1,929	779	2,062
Restructuring-related costs incl in SG&A	597	3,164	967	5,706
Change in fair value of interest rate swap	(58)	42	(116)	29
Loss on early extinguishment of debt	877	-	877	-
Early termination fee	200	-	200	-
Depreciation and amortization expense	4,416	4,683	8,540	9,052
Amortization of development costs	2,088	3,278	4,333	6,949
Net interest expense	4,871	5,206	9,909	10,481
Stock-based compensation	261	141	521	141
Adjusted EBITDA	$ 34,738	$ 30,195	$ 62,005	$ 57,401

SCHOOL SPECIALTY, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	October 24, 2015	April 25, 2015	October 25, 2014
ASSETS
Current assets:
Cash and cash equivalents	$ 8,642	$ 8,920	$ 10,253
Accounts receivable, less allowance for doubtful accounts
of $1,291, $806 and $1,145, respectively	129,408	58,685	117,990
Inventories	81,297	96,935	70,147
Deferred catalog costs	1,318	7,424	2,351
Prepaid expenses and other current assets	14,454	15,868	16,498
Refundable income taxes	627	1,549	554
Assets held for sale	-	-	2,200
Total current assets	235,746	189,381	219,993
Property, plant and equipment, net	28,109	32,024	37,618
Goodwill	21,588	21,588	21,588
Intangible assets, net	39,253	41,055	46,009
Development costs and other	24,360	28,187	32,034
Deferred taxes long-term	5	2	13
Investment in unconsolidated affiliate	715	715	715
Total assets	$ 349,776	$ 312,952	$ 357,970

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities - long-term debt	$ 28,500	$ 25,644	$ 10,273
Accounts payable	35,176	41,587	36,348
Accrued compensation	14,097	7,341	12,046
Deferred revenue	3,272	2,490	2,928
Other accrued liabilities	17,923	11,724	14,640
Total current liabilities	98,968	88,786	76,235
Long-term debt - less current maturities.	148,548	156,549	156,510
Other liabilities	1,039	1,240	807
Total liabilities	248,555	246,575	233,552

Stockholders' equity:
Preferred stock, $0.001 par value per share, 500,000
shares authorized; none outstanding.	-	-	-
Common stock, $0.001 par value per share, 2,000,000 shares
authorized; 1,000,004 shares outstanding	1	1	1
Capital in excess of par value	119,065	118,545	119,533
Accumulated other comprehensive loss	(1,611)	(1,151)	(568)
Retained earnings (accumulated deficit)	(16,234)	(51,018)	5,452
Total stockholders' equity	101,221	66,377	124,418
Total liabilities and stockholders' equity.	$ 349,776	$ 312,952	$ 357,970